Exhibit 99.1

Itron Appoints Two New Members to Board of Directors

General Motors executive Diana Tremblay and manufacturing industry executive Frank Jaehnert to join board, Graham Wilson retires

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 11, 2015--Itron, Inc. (NASDAQ: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water, announced today the appointment of Diana Tremblay, vice president of Global Business Services at General Motors (GM) Company, and Frank Jaehnert, former president and chief executive officer of Brady Corporation, to its board of directors effective June 1, 2015. In addition, Graham Wilson retired from the board effective May 8, 2015.

Tremblay brings nearly 40 years of manufacturing experience to the position. She has been with GM since 1977, during which time she has held a variety of positions in engineering, manufacturing and labor relations. Most recently, as leader of GM’s newly formed Global Business Services, she is charged with streamlining administrative processes to improve service quality, reduce complexity and achieve cost efficiencies of more than 30 percent by 2017.

Jaehnert served as president and chief executive officer of Brady Corporation, the $1.2 billion Milwaukee-based global manufacturer of industrial identification and specialty coated material products, from 2003 to 2013. Jaehnert brings 20 years of experience working at a public company where he played a key role in the company’s growth via acquisitions, completing some 30 strategically synergistic acquisitions that expanded Brady’s global reach.

“Diana Tremblay and Frank Jaehnert are both ideal candidates for Itron’s board of directors, bringing diverse experience and fresh perspectives to the board. We look forward to benefiting from Diana’s wealth of knowledge in manufacturing and Frank’s depth of experience growing an international company,” said Jon Eliassen, chairman of Itron’s board of directors.

“In anticipation of a number of upcoming board retirements, we have been engaged in very proactive and thoughtful succession planning as we refresh our board. I would like to acknowledge and thank Graham Wilson for his many years of service on the board and welcome Diana and Frank,” added Eliassen.

“As Itron continues to focus on adding business value through software and services, Diana will bring tremendous insights and expertise to our company with her strong manufacturing background and experience with GM’s services business. We will greatly benefit from Frank’s global experience and expertise in strategic acquisitions as we continue to explore growth opportunities,” said Philip Mezey, Itron’s president and chief executive officer.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

CONTACT:
Itron, Inc.
Sharelynn Moore, 509-891-3524
Vice President, Corporate Marketing and Public Affairs
sharelynn.moore@itron.com